Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 13, 2014, (except for the fourth paragraph in Note 1, as to which the date is April 21, 2014), in the Registration Statement (Form S-1) and related Prospectus of K2M Group Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

January 20, 2015